CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 10.1

LICENSE AGREEMENT

between

ABBVIE IRELAND UNLIMITED COMPANY

and

CHINOOK THERAPEUTICS U.S., INC.

Dated as of December 16, 2019

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GRANT OF RIGHTS	9

2.1	Grants to Licensee	9
2.2	Grants to Licensor	9
2.3	Sublicenses	9
2.4	Limitations Applicable to License Grants	10
2.5	Trademark License, Domain Names	10
2.6	No Other Rights Granted by Licensor	10

ARTICLE 3	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES	10

3.1	Development	10
3.2	Regulatory Matters	11
3.3	Records; Reports; Alliance Manager	11
3.4	Commercialization	12
3.5	Supply of Licensed Compounds	13
3.6	Assigned Contracts	13
3.7	Subcontracting	13
3.8	Technology Transfer	13

ARTICLE 4	PAYMENTS AND RECORDS	14

4.1	Upfront Payment	14
4.2	Milestone Payments	14
4.3	[omitted]	15
4.4	Royalties	15
4.5	Royalty Payments and Reports	17
4.6	Mode of Payment; Offsets	17
4.7	Withholding Taxes	17
4.8	Indirect Taxes	18
4.9	Interest on Late Payments	18
4.10	Financial Records	18
4.11	Audit	18
4.12	Audit Dispute	19
4.13	Confidentiality	19
4.14	No Other Compensation	19

ARTICLE 5	INTELLECTUAL PROPERTY	19

5.1	Ownership of Intellectual Property	19
5.2	Maintenance and Prosecution of Patents	19
5.3	Enforcement of Patents	21
5.4	Infringement Claims by Third Parties	22
5.5	Invalidity or Unenforceability Defenses or Actions	22
5.6	Inventor’s Remuneration	23

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ARTICLE 6	PHARMACOVIGILANCE AND SAFETY	23

6.1	Safety Database	23

ARTICLE 7	CONFIDENTIALITY AND NON-DISCLOSURE	23

7.1	Confidentiality Obligations	23
7.2	Permitted Disclosures	24
7.3	Use of Name	25
7.4	Public Announcements	25
7.5	Publications	25
7.6	[omitted]	26
7.7	Return of Confidential Information	26
7.8	Survival	26

ARTICLE 8	REPRESENTATIONS AND WARRANTIES	26

8.1	Mutual Representations and Warranties	26
8.2	Additional Representations and Warranties of Licensor	27
8.3	Additional Representations and Warranties of Licensee	27
8.4	DISCLAIMER	29

ARTICLE 9	INDEMNITY	29

9.1	Indemnification of Licensor	29
9.2	Indemnification of Licensee	30
9.3	Notice of Claim	30
9.4	Control of Defense	30
9.5	Special, Indirect, and Other Losses	31
9.6	Insurance	32

ARTICLE 10	TERM AND TERMINATION	32

10.1	Term	32
10.2	Termination for Material Breach	32
10.3	Additional Termination by Licensor	33
10.4	Termination for Bankruptcy, Insolvency or Similar Event	33
10.5	Termination in Entirety	34
10.6	Transition Assistance	35
10.7	Remedies	36
10.8	Accrued Rights; Surviving Obligations	36

ARTICLE 11	MISCELLANEOUS	36

11.1	Force Majeure	36
11.2	Export Control	36
11.3	Assignment	37
11.4	Severability	37
11.5	Governing Law, Jurisdiction and Service	37
11.6	Dispute Resolution	37

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11.7	Notices	38
11.8	Entire Agreement; Amendments	39
11.9	Waiver and Non-Exclusion of Remedies	39
11.10	English Language	39
11.11	No Benefit to Third Parties	39
11.12	Further Assurance	39
11.13	Relationship of the Parties	39
11.14	Counterparts; Facsimile Execution	40
11.15	References	40
11.16	Construction	40

SCHEDULES

Schedule 1.53	Licensed Compound
Schedule 1.61	Licensor Patents
Schedule 2.5	Trademark Licenses, Domain Names
Schedule 3.2.1	Regulatory Activities
Schedule 3.5.1	Assignment of Existing Inventory
Schedule 3.6	Assigned Contracts
Schedule 3.8	Licensor Know-How and Technology Transfer
Schedule 11.6.2	ADR Procedures

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COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of December 16, 2019 (the “Effective Date”) by and between AbbVie Ireland Unlimited Company (“Licensor”) and Chinook Therapeutics U.S., Inc. a Delaware corporation, having a principal place of business at 1600 Fairview Ave. E., Seattle, WA 98102 (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.    “Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles.

1.2.    “ADR” has the meaning set forth in Section 11.6.1.

1.3.    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4.    “Agreement” has the meaning set forth in the preamble hereto.

1.5.    “Alliance Manager” has the meaning set forth in Section 3.3.3.

1.6.    “Annual Net Sales Milestone Threshold,” “Annual Net Sales-Based Milestone Table,” “Annual Net Sales-Based Milestone Payment,” and “Annual Net Sales-Based Milestone Payment Date” shall have their respective meanings set forth in Section 4.2.3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.7.    “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity and/or Country.

1.8.    “Assigned Contracts” has the meaning set forth in Section 3.6.

1.9.    “Audit Arbitrator” has the meaning set forth in Section 4.12.

1.10.    “Authorized Sublicensee” has the meaning set forth in Section 2.3.1.

1.11.    “Breaching Party” has the meaning set forth in Section 10.2.

1.12.    “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.13.    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.14.    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.15.     “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Licensed Product, including activities related to marketing, promoting, distributing, and importing such Licensed Compound or Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. For clarity, Commercialization does not include Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.16.    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, Manufacturing or other applicable activities with respect to a Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities in a sustained and diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the biotechnology industry for compounds or products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined [***].

1.17.    “Compulsory License” means, with respect to a Licensed Product, a compulsory license obtained by a Third Party through the order, decree or grant of a Regulatory Authority, authorizing such Third Party to manufacture, use, sell, offer for sale or import such Licensed Product in a particular Country.

1.18.    “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, a Licensed Compound or any Licensed Product (including the Regulatory Documentation ), any Exploitation of a Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensor Know-How and Licensee Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.19.    “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing on or after the Effective Date and during the Term, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 or Section 2.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or triggering any payment obligation to a Third Party (other than under the Existing Third Party Agreements). Notwithstanding the foregoing, no Patents or Information will be “Controlled” by Licensor hereunder if such Patents or Information are owned or in-licensed by a Third Party that becomes an Affiliate of Licensor after the Effective Date as a result of Licensor (a) acquiring such Third Party or a portion of the business of such Third Party or (b) being acquired by such Third Party (in each case, whether by merger, stock purchase or purchase of assets).

1.20.    “Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 8.3.3.d).

1.21.    “Country” means a country or other jurisdiction in the Territory.

1.22.    “CREATE Act” has the meaning set forth in Section 5.2.6.

1.23.    “Debarred Entity” has the meaning set forth in Section 8.3.3.b).

1.24.    “Debarred Individual” has the meaning set forth in Section 8.3.3.a).

1.25.    “Default Notice” has the meaning set forth in Section 10.2.

1.26.    “Delay” has the meaning set forth in Section 10.3.2.

1.27.    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.28.    “Disclosure” has the meaning set forth in Section 7.5.

1.29.    “Dispute” has the meaning set forth in Section 11.6.

1.30.    “Dollars” or “$” means United States Dollars.

1.31.    “Drug Approval Application” means a New Drug Application or equivalent as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA.

1.32.    “Effective Date” has the meaning set forth in the preamble hereto.

1.33.    “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.34.    “European Union” means the economic, scientific, and political organization of member states of the European Union as it is constituted as of the Effective Date.

1.35.    “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.36.    “Excluded Individual” or “Excluded Entity” has the meaning set forth in Section 8.3.3.c).

1.37.    “Existing Third Party Agreements” has the meaning set forth in Section 2.4.

1.38.    “FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.

1.39.    “FDA’s Disqualified/Restricted List” has the meaning set forth in Section 8.3.3.e).

1.40.    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.41.    “FTE” has the meaning set forth in Section 3.8.

1.42.    “Field” means all human and non-human diagnostic, prophylactic, and therapeutic uses.

1.43.    “First Commercial Sale” means, with respect to a Licensed Product and a Country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Country after Regulatory Approval for such Licensed Product has been obtained in such Country. [***].

1.44.    “Generic Product” means a generic version of a Licensed Product that (a) in the United States, is approved under 21 U.S.C. 505(j) (or the equivalent of such statute if amended) or (b) in countries of the European Union, is authorized to be placed on the market in accordance with Article 10(1)(a)(iii) of Directive 2001/83/EC (or the equivalent of such statute if amended), or (c) in countries of the Territory other than the United States and countries of the European Union, a generic version of the Licensed Product that (i) contains the same active pharmaceutical ingredient as the Licensed Compound in the Licensed Product and (ii) is approved by an abbreviated process that relies in whole or in part on safety and efficacy data generated for the first approval of the Licensed Product and (iii) has the same or substantially the same labeling as the Licensed Product for at least one indication of the Licensed Product.

1.45.    “IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any clinical trial application or other equivalent of a United States IND in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.46.    “Indemnification Claim Notice” has the meaning set forth in Section 9.3.

1.47.    “Indemnified Party” has the meaning set forth in Section 9.3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.48.    “Indirect Taxes” has the meaning set forth in Section 4.8.

1.49.    “Information” means all technical and scientific information, trade secrets, methods, processes, practices, formulae, specifications, data and results, including study designs and protocols; assays; and biological methodology; in each case to the extent confidential, proprietary, patented or patentable, in written or electronic form.

1.50.    “Initial Know-How Transfer Period” has the meaning set forth in Section 3.8.

1.51.    “Joint Patent” has the meaning set forth in Section 5.1.1.

1.52.    “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.53.    “Licensed Compound” means the compound known as Atrasentan, or any metabolic precursors, prodrugs, isomers (chiral and otherwise), metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, ethers, complexes, conjugates or polymorphs thereof. Atrasentan is further described in Schedule 1.53.

1.54.    “Licensed Product” means any pharmaceutical product containing the Licensed Compound, alone or in combination with one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages, and formulations.

1.55.    “Licensee Indemnified Parties” has the meaning set forth in Section 9.2.

1.56.    “Licensee Know-How” means all Information that is Controlled by Licensee or any of its Affiliates or Sublicensee as of the Effective Date or during the Term that is not generally known and is necessary for the Development, Manufacture, or Commercialization of a Licensed Product, but excluding any Information to the extent covered or claimed by published Licensee Patents.

1.57.    “Licensee Patents” means all of the Patents that are Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term that are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the Development, Manufacture, or Commercialization of a Licensed Product.

1.58.    “Licensee Prosecuted Infringement” has the meaning set forth in Section 5.3.1.

1.59.    “Licensor Indemnified Parties” has the meaning set forth in Section 9.1.

1.60.     “Licensor Know-How” means all Information set forth on Schedule 3.8, and Information Controlled by Licensor and incorporated into the Development or Manufacture of Licensed Product as of the Effective Date that is not generally known and is necessary for the Development, Manufacture, or Commercialization of a Licensed Product, including Information necessary for the Manufacture in a research or clinical setting of the Licensed Compound, but excluding any Information to the extent covered or claimed by published Licensor Patents. For the avoidance of doubt, Licensor Know-How shall not include any Information Controlled by Licensor and its Affiliates related to other compounds either alone or in combination with the Licensed Compound.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.61.    “Licensor Patents” means the Patents set forth in Schedule 1.61, and all Patents claiming priority to such Patents, including all corresponding worldwide family members of any of the foregoing.

1.62.     “Losses” has the meaning set forth in Section 9.1.

1.63.    “Major Market” has the meaning set forth in Section 3.1.2.

1.64.    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of a Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control. For clarity, Manufacturing does not include Commercialization.

1.65.    “Market Share” has the meaning set forth in Section 4.4.3.

1.66.    “Negotiated Exclusive License” has the meaning set forth in Section 10.5(b).

1.67.    “Net Sales” means, with respect to a Licensed Product for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by Licensee, its Affiliates, or Sublicensees in the Territory to Third Parties (including wholesalers or distributors), less (without duplication) the following normal and customary deductions:

a)    trade, cash and quantity discounts;

b)    price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities, their agencies and purchasers and reimbursers, (including Medicare and Medicaid);

c)    taxes, duties or other governmental charges (including taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced) relating to the sale of such Licensed Product, as adjusted for reimbursement, rebates and refunds of or on such taxes, duties or governmental charges from any Third Party, including pharmaceutical excise taxes;

d)    amounts repaid or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs, or for uncollectible amounts;

e)    freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

f)    the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product.

Net Sales shall not include [***.] For purposes of calculating the Net Sales of any Licensed Products sold for consideration other than for cash in any Country, the price for such Licensed Products will equal the average price of such Licensed Products that are sold for cash in such Country during the prior Calendar Year (or, if none, the average price of such Licensed Products that are sold for cash in the Territory during the applicable calendar quarter) in similar quantities.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

If a Licensed Product is sold in the form of a combination in either a single finished product or multiple finished products at a single price containing both a Licensed Product and one or more other active ingredients that are not Licensed Products (a “Combination Product”), the Net Sales of such Licensed Product, for the purpose of calculating any royalty and sales-based milestone payments owed under this Agreement based on sales of such Licensed Product, shall be determined as follows:[***]. If any other active ingredient(s) in the Combination Product is not sold separately, Net Sales shall be calculated by [***].

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards.

1.68.    “Non-Breaching Party” has the meaning set forth in Section 10.2.

1.69.    “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.70.    “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term adjustments, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.71.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.72.    “Product Infringement” has the meaning set forth in Section 5.3.1.

1.73.     “Product Trademarks” means the Trademarks to be used by Licensee or its Affiliates or its or their respective Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.74.    “Regulatory Approval” means, with respect to a Country, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Licensed Compound or Licensed Product in such Country, including, where applicable, (a) pricing or reimbursement approval in such Country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.

1.75.    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of a Licensed Compound or Licensed Product in the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.76.    “Regulatory Documentation” means all (a) IND and IND applications, including electronic copies thereof, Drug Approval Applications, Regulatory Approvals and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and adverse event files, in each case ((a) and (b)) relating solely to a Licensed Compound or Licensed Product.

1.77.    “Regulatory Exclusivity” means with respect to a Licensed Product in a Country, any additional market protection, other than Patent protection, granted by a Regulatory Authority for such Licensed Product in such Country which confers an exclusive Commercialization period during which Licensee or its Affiliates or Sublicensees can exclusively market and sell such Licensed Product in such Country through such regulatory exclusivity right.

1.78.    “Reverted Patent” has the meaning set forth in Section 5.2.1.

1.79.    “Royalty Term” means, with respect to each Licensed Product and each Country, the period beginning on the date of the First Commercial Sale of such Licensed Product in such Country, and ending on the latest to occur of (a) the expiration of the last-to-expire Licensor Patent or Licensee Patent that includes a Valid Claim that covers such Licensed Product or the Exploitation thereof in such Country; (b) the tenth (10th) anniversary of the First Commercial Sale of the first Licensed Product in such Country, or (c) the expiration of Regulatory Exclusivity for such Licensed Product in such Country.

1.80.    “Sanctioned Party List” has the meaning set forth in Section 8.3.4.

1.81.    “Senior Officer” means, with respect to Licensor, its [***], and with respect to Licensee, its [***].

1.82.     “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee under the grants in Section 2.1 as provided in Section 2.3.

1.83.    “Term” has the meaning set forth in Section 10.1.1.

1.84.    “Termination Date” has the meaning set forth in Section 10.5(f).

1.85.    “Territory” means the entire world.

1.86.    “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.87.    “Third Party Claims” has the meaning set forth in Section 9.1.

1.88.    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.89.     “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.90.    “Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a pending patent application which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, for up to five (5) years from its priority date.

ARTICLE 2

GRANT OF RIGHTS

2.1.    Grants to Licensee. Subject to the terms and conditions of this Agreement, and except with respect to certain research and development activities contemplated under the Assigned Contracts (defined in Section 3.6), Licensor hereby grants to Licensee an exclusive (including with regard to Licensor and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.3, under the Licensor Patents and Licensor Know-How solely to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.

2.2.    Grants to Licensor. Licensee hereby grants to Licensor a non-exclusive, royalty-free license, without the right to grant sublicenses, under the Licensee Patents, the Licensee Know-How solely for purposes of performing its obligations as set forth in, and subject to, this Agreement.

2.3.    Sublicenses.

2.3.1.    Right to Grant Sublicenses. Licensee shall have the right to grant sublicenses, under the licenses granted in Section 2.1 to its Affiliates and other Third Parties, in each through multiple tiers, who have bona fide drug development or commercialization operations immediately prior to the grant of such sublicense provided that any such sublicenses to Third Parties (and not to Affiliates) shall be subject to Licensor’s prior written consent if such Third Party is not an Authorized Sublicensee, which consent shall not be unreasonably withheld or delayed; provided, for clarity, Licensee may, without Licensor’s prior consent, include a limited sublicense to perform Development or Manufacturing services on behalf of Licensee within a subcontract with a contract research organization or contract manufacturing organization; provided, further, such subcontracts shall not be deemed sublicenses for purposes of Section 10.5.f) Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement. Licensee hereby guarantees the performance of its Affiliates and Sublicensees that are sublicensed herein, and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement. A copy of any sublicense agreement executed by Licensee (except those related solely to Manufacturing or Development without Commercialization rights) shall be provided to Licensor within fourteen (14) days after its execution; provided, that, Licensee may redact any confidential or proprietary information unnecessary for understanding whether the sublicense is consistent with the terms of this Agreement. As used herein, an “Authorized Sublicensee” shall mean a pharmaceutical or biopharmaceutical company that in the year prior to the date of the sublicense agreement (a) had revenues of at least [***] and (b) had a research and development budget during such year that was at least [***] of its revenues for such year.

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2.3.2.    Termination of Sublicenses. In the event of termination of this Agreement in its entirety, any sublicense granted by Licensee pursuant to this Section 2.3 shall automatically be deemed to terminate, except as provided in Section 10.5.f).

2.4.    Limitations Applicable to License Grants. Any sublicense with respect to Information or intellectual property rights of a Third Party hereunder, and any right of Licensee (if any) to grant a further sublicense thereunder, shall be subject and subordinate in all respects to the terms and conditions of the Existing Third Party Agreements pursuant to which Licensor Controls such Information or intellectual property rights, and shall be effective solely to the extent permitted under the terms of such Existing Third Party Agreement, and to the extent any such agreement requires that particular terms or conditions of such agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein. For purposes of this Agreement, the “Existing Third Party Agreements” means any and all agreements with any Third Party pursuant to which Licensor has in-licensed, or otherwise obtained rights, with respect to the Licensed Compound or the Licensed Product(s) or that otherwise requires a payment by Licensor of any kind based on the Exploitation of a Licensed Compound or Licensed Product; provided, for clarity, Existing Third Party Agreements shall not include the Assigned Contracts.

2.5.    Trademark License, Domain Names. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (including with regard to Licensor and its Affiliates) license under the Trademarks listed on Schedule 2.5, solely to Exploit the Licensed Products in the Field in the Territory Further, Licensor hereby assigns to Licensee all right, title and interest to the domain names listed on Schedule 2.5.

2.6.    No Other Rights Granted by Licensor. Except as expressly provided herein and without limiting the foregoing, Licensor grants no other right or license, including any rights or licenses to the Licensor Patents (or any corresponding worldwide family member), the Licensor Know-How, the Regulatory Documentation, any corporate names, Trademarks or logos owned or used by Licensor or any of its Affiliates, or any other Patent or intellectual property rights not otherwise expressly granted herein.

ARTICLE 3

DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1.    Development.

3.1.1.    Ongoing Development. The Parties acknowledge and agree that additional Development will be required to obtain Regulatory Approvals for the Licensed Products in the Territory. After the Effective Date, Licensee shall be solely responsible for Development of the Licensed Products in the Territory.

3.1.2.    Diligence. During the Term, Licensee, either on its own behalf or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approval in each Major Market for at least one (1) Licensed Product. For purposes of this Agreement, “Major Market” shall mean [***].

3.1.3.    Development Costs. Licensee shall be solely responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Products; provided, that, Licensor shall be responsible for any costs or expenses for activities or items which have been purchased and cannot be cancelled or are still ongoing as of the Effective Date.

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3.1.4.    Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Development of Licensed Compound and Licensed Products.

3.2.    Regulatory Matters.

3.2.1.    Regulatory Activities.

a)    As between the Parties, Licensee shall have the sole responsibility for preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for Licensed Compound or Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities). All Regulatory Approvals relating to the Licensed Compound or Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate or Sublicensee. Licensor hereby assigns to Licensee all of Licensor’s (or its Affiliates’) right, title, and interest in and to all Regulatory Documentation owned by Licensor (or its Affiliates) and held in Licensor’s name (or its Affiliates) as of the Effective Date and listed in Schedule 3.2.1 and shall electronically transfer all INDs listed on Schedule 3.2.1 to a U.S. based entity controlled by Licensee on a date mutually agreed upon by the Parties. Upon assignment and transfer of the Regulatory Documentation and the provision of applicable notice to Regulatory Authorities, Licensor shall have no further obligation to support Licensee in its interactions with any Regulatory Authority.

b)    Licensee shall notify the Licensor Alliance Manager promptly (but in no event later than two (2) Business Days) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Compound or Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. Licensee (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, Licensee (or its Affiliate or Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 3.2.1.b), Licensee (or its Affiliate or Sublicensee) shall be solely responsible for the execution and all costs thereof.

3.3.    Records; Reports; Alliance Manager.

3.3.1.    Records. Licensee shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development, Manufacture and Commercialization activities related to the Licensed Compound or Licensed Product. Such records shall be retained by Licensee for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

3.3.2.    Development Reports. Upon the [***]anniversary of the Effective Date and thereafter at least twice per Calendar Year, in each January and July, or such other mutually agreed upon timeline, until Regulatory Approval is obtained in both the United States and the European Union by the EMA with respect to each Licensed Product, Licensee shall provide the Licensor Alliance Manager with a detailed report describing the Development activities it has performed, or caused to be performed, since the preceding report, its Development activities in process, and the future activities it expects to initiate during the then-current Calendar Year, including without limitation an update of all Drug Approval Applications filed and other actions taken in furtherance of Regulatory Approval, in each case on a Country by Country basis, together

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with a then-current Development budget broken out by quarter, along with such other information reasonably requested information by Licensor. For clarity, all information contained in such reports shall be Confidential Information of Licensee.

3.3.3.    Alliance Manager. Within [***] days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) an alliance manager (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information on the progress of the Development and Commercialization of each Licensed Compound and Licensed Product (including, with respect to the Licensor Alliance Manager, the recipient of the various reports required to be delivered by Licensee pursuant to this ARTICLE 3.3.) and facilitating the flow of information and otherwise promoting communication between the Parties.

3.4.    Commercialization.

3.4.1.    In General. Licensee (itself or through its Affiliates or Sublicensees) shall be solely responsible for Commercialization of the Licensed Products throughout the Territory at Licensee’s own cost and expense.

3.4.2.    Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product throughout the entire Territory. Commercially Reasonable Efforts to Commercialize any Licensed Product in any Country shall begin promptly after Regulatory Approval in such Country. If at any time Licensor has a reasonable basis to believe that Licensee is in material breach of its obligations under this Section 3.4.2, then Licensor may so notify Licensee, specifying the basis for its belief, and, without limitation to any other right or remedy available to Licensor hereunder, at Licensor’s request, the Parties shall meet within [***] days after such notice to discuss in good faith Licensor’s concerns and Licensee’s Commercialization plans with respect to a Licensed Product.

3.4.3.    Statements and Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Commercialization and Manufacturing of Licensed Compound and Licensed Products. Licensee shall avoid, and shall cause its Affiliates, employees, representatives, agents, Sublicensees and distributors to avoid, taking, or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of Licensor. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies, and guidelines, as the same may be amended from time to time, and Applicable Law.

3.4.4.    Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

3.4.5.    Commercialization Reports. Licensee shall provide to the Licensor Alliance Manager, at least twice per Calendar Year, in each January and July, or on such other mutually agreed timeline, a report describing (a) the Commercialization activities it or any Sublicensee has performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis and (b) a non-binding twenty-four month sales forecasts on a regional basis, which shall be treated as Confidential Information hereunder.

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3.5.    Supply of Licensed Compound.

3.5.1.    Assignment of Existing Inventory. Licensor hereby assigns to Licensee all of its right, title, and interest in and to its current inventory of the Licensed Compound owned by Licensor or any of its Affiliates and existing as of the Effective Date and listed on Schedule 3.5.1. Promptly following the Effective Date, Licensor shall deliver or have delivered such inventory to Licensee, at Licensee’s sole cost and expense EXW Licensor’s warehouse (Incoterms 2010) at a facility reasonably agreed by the Parties. Any reimbursement to Licensor for the cost to transport the assigned inventory to Licensee shall be made within thirty (30) days following receipt from Licensor of the amount to be reimbursed. LICENSEE HEREBY ACKNOWLEDGES THAT ANY INVENTORY DELIVERED PURSUANT TO THIS AGREEMENT ARE UNDERSTOOD TO BE EXPERIMENTAL IN NATURE. LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE INVENTORY AND IS PROVIDING THE MATERIALS “AS-IS.” LICENSOR DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSED COMPOUND HAS NOT RECEIVED REGULATORY APPROVAL AND LICENSEE SHALL NOT SELL OR OTHERWISE USE THE INVENTORY OF LICENSED COMPOUND EXCEPT AS PERMITTED BY APPLICABLE LAW. Licensee shall be solely responsible, at its expense, for any and all testing, re-testing, certification, use, storage, disposal, and determining the quantity of such Licensed Compound so delivered by Licensor.

3.5.2.    Supply of Licensed Compound and Licensed Product. Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying Licensed Compound and Licensed Products for Development and Commercialization purposes in the Territory.

3.6.    Assigned Contracts. Licensor hereby assigns and transfers all right, title and interest in the contracts listed on Schedule 3.6 (the “Assigned Contracts”); and Licensee hereby accepts such assignment and releases Licensor from any and all claims and liabilities related to or arising under the Assigned Contracts.

3.7.    Subcontracting. Licensee may subcontract with a Third Party to perform any or all of its obligations hereunder, provided that (a) no such permitted subcontracting shall relieve Licensee of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor, and (b) the agreement pursuant to which Licensee engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, and (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement.

3.8.    Technology Transfer. Licensor shall disclose and make available to Licensee the Licensor Know-How. Licensee will use all documents and files relating to the Licensor Patents and the Licensor Know-How only for purposes of exercising its rights and licenses with respect to Licensed Compound and Licensed Products in accordance with the terms and conditions of this Agreement and Applicable Law and for no other purpose. The Parties acknowledge and agree that certain Licensor Know-How may be subject to restrictions on its disclosure and the Parties shall work together in good faith to allow such disclosure to Licensee and to facilitate Licensee entering into confidentiality agreements directly with such Third Parties. Licensor shall only be obligated to use its reasonable efforts for the implementation of the transfer of Licensor Know-How as set forth in the technology transfer plan attached hereto as Schedule 3.8, provided, such transfer plan shall be for guidance purposes only and a failure to comply with the plan shall not be a material breach of this Agreement, with such efforts to extend until ninety (90) calendar days following the Effective Date (the “Initial Know-How Transfer Period”), provided, notwithstanding the foregoing, in no event shall Licensor be obligated to provide more than [***] full time equivalent hours to effectuate the transfer of Licensor Know-

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How contemplated by this Section 3.8. If, after the Initial Know-How Transfer Period, Licensee requires consulting support in connection with the transfer of the Licensor Know-How, then, upon Licensee’s reasonable request, Licensor will make its personnel reasonably available to Licensee to provide such consulting support for up to an additional [***] full time equivalent hours during a period of up to [***] following the Initial Know-How Transfer Period. Licensee shall reimburse Licensor for the cost of personnel providing such support at a rate of [***] per FTE (or portion thereof) within thirty (30) days of invoicing by Licensor. For purposes hereof, “FTE” shall mean the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of [***] hours per Calendar Year). In addition, such assistance shall be rendered by Licensor without the requirement that Licensor personnel visit the site of Licensee’s facilities or any Third Party contractors, unless Licensor and Licensee agree otherwise, in which case Licensee shall reimburse Licensor its reasonable direct and indirect expenses in making such visits. The Parties shall generally communicate by means of telephone, email and video conference, as they may deem appropriate under the circumstances, in the fulfilment of their responsibilities under the Transfer Plan. Licensor should not be obligated to translate any language to English or pay any translation cost for the purpose of technology transfer under this Section 3.8.

ARTICLE 4

PAYMENTS AND RECORDS

4.1.    Upfront Payment. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, within ten (10) Business Days of the Effective Date, Licensee shall pay Licensor an upfront amount equal to [***]. Such payment shall be non-refundable and noncreditable against any other payments due hereunder. In addition, Licensee shall issue and deliver to Licensor 6,842,907 shares of Licensee’s common stock, $0.0001 par value per share, which, after the issuance thereof, shall represent [***] of the fully diluted capital stock of Licensee.

4.2.    Milestone Payments. Licensee shall promptly notify Licensor of the occurrence of any event giving rise to Licensee’s obligation to make a payment pursuant to this Section 4.2.

4.2.1.    Regulatory Milestone. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to Licensor a milestone payment within [***] days after the achievement the following milestone, calculated as follows:

a)    upon Regulatory Approval of the first Licensed Product in the United States, [***];

4.2.2.    Commercialization Milestones. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to Licensor a milestone payment within [***] days after the achievement of each of the following milestones on a Licensed Product-by-Licensed Product basis, calculated as follows:

a)    upon First Commercial Sale of a Licensed Product in a Country in the European Union (including the United Kingdom if the United Kingdom is no longer a part of the European Union), [***]; and

b)    upon First Commercial Sale of a Licensed Product in Japan, [***].

4.2.3.    Sales Based Milestones. In partial consideration of the license rights granted by Licensor to Licensee hereunder, in the event that the aggregate of all Net Sales of all Licensed Products made by Licensee or any of its Affiliates or Sublicensees in a given Calendar Year exceeds a threshold (each,

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an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), Licensee shall pay to Licensor a milestone payment (each, a “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, Licensee shall pay to Licensor a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***]days of the end of the Calendar Year in which such milestone was achieved (each, a “Annual Net Sales-Based Milestone Payment Date”).

Threshold Annual Net Sales Levels	Payment Amount

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Notwithstanding anything contained herein, each milestone payment in this Section 4.2.3 shall be payable only once upon the first achievement of such milestone in a Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years.

4.3.    [omitted]

4.4.    Royalties.

4.4.1.    Royalty Rates. In further consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, commencing upon the First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to Licensor a royalty on Net Sales of Licensed Products in the Territory during each Calendar Year at the following rates:

Net Sales in the Territory of all Licensed Products in a Calendar Year	Royalty Rate

For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year less than [***]	[***]

For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***] but less than [***]	[***]

For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***] but less than [***]	[***]

For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***]	[***]

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4.4.2.    Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any Country after the Royalty Term for such Licensed Product in such Country has expired.

4.4.3.    Reductions.

a)    In the event that in any Country during the Royalty Term for a Licensed Product, one or more Generic Products in such Country gain an aggregate of at least [***] in Market Share of a Licensed Product in such Country for two consecutive Calendar Quarters, then, Licensee shall for the remainder of the Royalty Term for such Licensed Product in such Country thereafter pay to Licensor a reduced royalty rate for the Net Sales of such Licensed Product equal to [***] of the applicable royalty rate set forth in Section 4.4.1. For purposes herein, “Market Share” means, [***];

b)    In the event that, and in such case from and after the date on which, a Licensed Product is Exploited in a Country and (i) is not covered by a Valid Claim of a Licensor Patent or Joint Patent that covers such Licensed Product in such Country, but (ii) is covered by a Licensee Patent that covers such Licensed Product in such Country, then the royalty rate set forth in Section 4.4.1 with respect to such Country shall be reduced by [***] of the applicable royalty rate set forth in Section 4.4.1 in such Country; and

c)    In the event that, and in such case from and after the date on which, a Licensed Product is Exploited in a Country and is (i) not covered by a Valid Claim of a Licensor Patent or Joint Patent that covers such Licensed Product in such Country and is (ii) not covered by a Valid Claim of a Licensee Patent that covers such Licensed Product in such Country, then the royalty rate set forth in Section 4.4.1 with respect to such Country, shall be reduced by [***] of the applicable royalty rate set forth in Section 4.4.1 in such Country (for avoidance of doubt, the reduction in royalty set forth in this Section 4.4.3.c) shall be in lieu of the reduction set forth in Section 4.4.3.b)).

4.4.4.    Third Party Payments. Subject to Section 4.4.7 and without limiting Licensee’s remedies for Licensor’s breach of its representations or warranties under this Agreement, Licensee shall be responsible for and pay or have paid the entire consideration owed to any Third Party in relation to Third Party intellectual property rights necessary to make, use or sell Licensed Products (i.e., but for such in-license, Licensee, any of its Affiliates or any of its or their Sublicensees may not be able to Develop, Manufacture, or Commercialize such Licensed Compound or Licensed Product in such Country without infringing such Patent, trade secret, or other intellectual property right of such Third Party in Licensee’s reasonable determination). Licensee shall have the right to deduct [***] of the royalties or other payments actually paid to a Third Party with respect to such arrangement from royalty payments otherwise due and payable by Licensee to Licensor under this Agreement.

4.4.5.    Minimum Royalty. In no event shall the amount of royalties payable to Licensor for a given Calendar Year be reduced to lower than [***] of the royalty payable to Licensor pursuant to the initial royalty rates set forth in Section 4.4.1 as a result of the reductions made under Section 4.4.3 and the deductions made under Section 4.4.4.

4.4.6.    Compulsory License. In the event that Licensor or Licensee receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any Country, then Licensor or Licensee (whoever has first notice) shall

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promptly notify the other Party. Thereafter, as of the date the Third Party obtained such Compulsory License in such country, the royalty rate payable under Section 4.4.1 to Licensor for Net Sales in such Country will be adjusted to equal any lower royalty rate granted to such Third Party for such Country with respect to the sales of such Licensed Product(s) therein. In addition, should Licensee or Licensor grant a license to a Third Party in any Country to avoid the imposition of such a Compulsory License, the royalty rate payable under Section 4.4.1 to Licensor for Net Sales in such country shall also be adjusted to match any lower royalty rate payable by such licensee for such Country under such sublicense.

4.4.7.    Existing Third Party Agreements. Licensor shall be responsible for the timely payment of any amounts due under any Existing Third Party Agreement, and in the event that Licensor shall fail to make any payment when due under such Existing Third Party Agreement, Licensee shall have the right to make such payment on behalf of Licensor. In such event, Licensor shall promptly reimburse Licensee any such amounts paid by Licensee or, at Licensee’s election, Licensee may offset such amounts paid by Licensee against any amounts payable to Licensor hereunder.

4.5.    Royalty Payments and Reports. Licensee shall calculate all amounts payable to Licensor pursuant to this ARTICLE 4 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 4.6. Licensee shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a statement, certified by an executive officer of Licensee as accurate to the best of its ability and in accordance with Accounting Standards, setting forth (a) the amount of gross sales and Net Sales of each Licensed Product in each Country during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) any deductions from such gross sales as permitted by this Agreement, (c) a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter, and (d) the amount of aggregate worldwide Net Sales of each Licensed Product for the Calendar Year. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

4.6.    Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards. Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to Licensor hereunder. All payments to a Party (or such Party’s Affiliates or designees) under this Agreement will be irrevocable, non-refundable and non-creditable except for those payments explicitly identified as creditable or refunds in the case of any overpayments made by one Party to the other Party.

4.7.    Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes paid.

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4.8.    Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] days of receipt. In the event that a government authority retroactively determines that a payment made by the paying Party to the receiving Party pursuant to this Agreement should have been subject to Indirect Taxes, and the receiving Party is required to remit such Indirect Taxes to the government authority, including any interest and penalties imposed thereon the receiving Party will have the right (a) to invoice the paying Party for such amount (which shall be payable by the paying Party within [***] days of its receipt of such invoice) or (b) to pursue reimbursement of the Amount by any other available remedy.

4.9.    Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then, without limiting any rights or remedies of the receiving Party, such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] (or, if such rate is unavailable, the effective federal funds rate published by the Federal Reserve Bank of New York, as adjusted from time to time on the first Business Day of each month), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

4.10.    Financial Records. Licensee shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Licensee and its Affiliates until the later of (a) [***] years after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

4.11.    Audit. At the request of Licensor, Licensee shall, and shall cause its Affiliates to, permit an independent auditor designated by Licensor and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, but not more than once per calendar year, to audit the books and records maintained pursuant to Section 4.10 for the proceeding [***] years to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by Licensor, unless the audit reveals an aggregate variance of more than [***] from the total reported amounts for the period audited, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 4.12 below, if such audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.9, or (b) excess payments were made by Licensee, Licensor shall reimburse such excess payments, in either case ((a) or (b)), within [***] days after the date on which such audit is completed by Licensor.

4.12.    Audit Dispute. In the event of a dispute with respect to any audit under Section 4.11, Licensor and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach

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a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [***] days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.9, or Licensor shall reimburse the excess payments, as applicable.

4.13.    Confidentiality. Licensor shall treat all information subject to review under this ARTICLE 4 in accordance with the confidentiality provisions of ARTICLE 7 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with Licensee obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.14.    No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1.    Ownership of Intellectual Property.

5.1.1.    Ownership of Technology. Each Party shall own and retain all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto and (b) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1 and Section 2.2) by such Party, its Affiliates or its licensees or Sublicensees. For the avoidance of doubt, after the Effective Date, Licensor shall remain the sole owner of the Licensor Patents, subject to the license grants to Licensee set forth in Section 2.1. Licensor and Licensee shall jointly own any Information and inventions that are conceived, discovered, developed, or otherwise made jointly by or on behalf of the Parties under or in connection with this Agreement, whether or not patented or patentable (“Joint Patents”). Any such Joint Patents shall be included in the license granted under Section 2.1.

5.1.2.    United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

5.1.3.    Ownership of Corporate Names. Each Party shall retain all right, title and interest in and to any corporate names, Trademarks and logos owned or otherwise used by such Party or any of its Affiliates.

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5.2.    Maintenance and Prosecution of Patents.

5.2.1.    Patent Prosecution and Maintenance of Licensor Patents. Licensee shall prepare, file, prosecute, and maintain all of the Licensor Patents in the Territory, which activities shall be at Licensee’s sole expense. Licensee shall have the right to use counsel of its choice; provided that any such counsel shall be subject to Licensor’ written consent, which shall not be unreasonably withheld, conditioned or delayed. Licensor shall provide to Licensee and its counsel copies of all prosecution records and official correspondence for Licensor Patents that are not publicly available and are reasonably requested by Licensee within [***] days after the Effective Date; provided Licensor shall have no obligation to provide any material that is privileged. Licensee shall keep Licensor reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all Licensor Patents. Licensor shall have an opportunity to review and comment upon patent prosecution and filing decisions prior to the submission of filing and correspondences to the patent authorities, and Licensee shall consider Licensor’s comments in good faith. In the event that Licensee decides not to prepare, file, prosecute, or maintain a Licensor Patent in a Country, Licensee shall provide [***] days prior written notice to Licensor of such intention, and Licensor shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensor Patent at its expense in such Country. In such an event, Licensee will (a) forgo all right, title, and interest in and to said Licensor Patent and other documentation related thereto (each, a “Reverted Patent”), and (b) Licensee shall reasonably cooperate with Licensor in such Country as provided under Section 5.2.4. The Reverted Patents shall no longer be subject to the license grant under Section 2.1.

5.2.2.    Patent Prosecution and Maintenance of Joint Patents. Licensee will be the Party primarily responsible for preparation, filing, prosecution, and maintenance of all Joints Patents in the Territory, which activities shall be at Licensee’s sole expense. Licensee shall keep Licensor reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all Joint Patents. Licensor shall have an opportunity to review and comment upon patent prosecution and filing decisions prior to the submission of filing and correspondences to the patent authorities, and Licensee shall consider Licensor’s comments in good faith. In the event that Licensee decides not to prepare, file, prosecute, or maintain a Joint Patent in a Country, Licensee shall provide [***] days prior written notice to Licensor of such intention, and Licensor shall thereupon have the option, in its sole discretion, to continue the preparation, filing, prosecution, and maintenance of such Joint Patent at its expense in such Country. In such an event, Licensee will assign to Licensor all right, title, and interest in and to said Joint Patent, and Licensee shall reasonably cooperate with Licensor in such Country as provided under Section 5.2.4. Upon notification of such decision by Licensee to Licensor, such Joint Patents shall be excluded from the license granted under Section 2.1.

5.2.3.    Patent Prosecution and Maintenance of Licensee Patents. Licensee shall prepare, file, prosecute, and maintain all of the Licensee Patents at its own cost and expense, at its own discretion. In case that Licensee filed any Licensee Patent, Licensee shall promptly report the Licensee Patent filed to Licensor. Licensor shall maintain the Licensee Patents provided to Licensor as confidential and shall not use for any purpose other than confirming compliance with this Agreement until the Licensee Patent is published.

5.2.4.    Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the Licensor Patents and Joint Patents in the Territory under this Agreement.

5.2.5.    Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensor Patents, Licensee Patents and Joint Patents in the Territory. If Licensee elects to

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request an extension of a Licensor Patent or a Joint Patent, Licensee shall consult with Licensor prior to such decisions and shall consider Licensor’s comments in good faith. Licensee shall have the primary responsibility of applying for any extension or supplementary protection certificate with respect to such Patents in the Territory at its cost and expense. Licensor shall provide reasonable assistance, as requested by and at the sole cost of Licensee, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.2.6.    CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 5, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this ARTICLE 5 without the prior written consent of the other Party, which consent shall not be unreasonably withheld. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

5.2.7.    Patent Listings. Licensee shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to Licensor Patents, Licensee Patents and Joint Patents, including as required or allowed (a) in the United States and (b) outside the United States.

5.3.    Enforcement of Patents.

5.3.1.    Enforcement of Licensor Patents and Joint Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Licensor Patents and Joint Patents based on the Development, Commercialization or Exploitation of, or an application to market a Licensed Product or a Generic Product in the Territory (the “Product Infringement”) by a Third Party of which such Party becomes aware. Licensee shall have the first right, but not the obligation, to prosecute any Product Infringement of and Licensor Patent and Joint Patents in the Territory (the “Licensee Prosecuted Infringements”) at its sole expense and Licensee shall retain control of the prosecution of such claim, suit or proceeding. In the event Licensee prosecutes any Licensee Prosecuted Infringement, Licensor shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensee shall retain control of the prosecution of such claim, suit, or proceeding. If Licensee does not take commercially reasonable steps to prosecute a Licensee Prosecuted Infringement (a) within [***] days following the first notice provided above with respect to the Licensee Prosecuted Infringement, or (b) [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensor may then prosecute the Product Infringement of a Licensor Patent and Joint Patents in the Territory at its own expense and Licensor shall retain control of such prosecution. Licensee shall keep Licensor updated as to the steps it intends to take to prosecute a Licensee Prosecuted Infringement and shall otherwise provide Licensor with any information reasonably requested by Licensor. For clarity, Licensor shall have the exclusive right to enforce Licensor Patents for any infringement that is not a Product Infringement.

5.3.2.    Cooperation. The Parties agree to cooperate fully in any Product Infringement action pursuant to this Section 5.3. Where one Party brings such an action, the other Party shall, if necessary, either furnish a power of attorney solely for such purpose, join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 5.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 5.3 in a manner that diminishes or has a material adverse effect on the rights or interests of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

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5.3.3.    Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 5.3.1 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that any remaining award or settlement (whether by judgment or otherwise) after reimbursement of above costs and expenses shall be deemed to be “Net Sales” hereunder if recovered by Licensee.

5.4.    Infringement Claims by Third Parties. If the Manufacture, Commercialization, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Licensee (or its Affiliates or Sublicensees), Licensee shall promptly notify Licensor thereof in writing. Licensee shall defend any action which names Licensee and/or Licensor which claims the infringement, after the Effective Date, of any Third Party Patent through the making, using, selling, offer for sale or importing of a Licensed Compound or Licensed Product. If necessary and at Licensee’s expense, Licensor will assist and cooperate with Licensee in any such defense. Licensee will bear all costs and expenses (including reasonable attorneys’ fees of Licensor) and pay all damages and settlement amounts arising out of or in connection with any such action. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. Neither Party may enter into any settlement that affects the other Party’s rights or interests without such Party’s written consent, which consent will not be unreasonably withheld or delayed.

5.5.    Invalidity or Unenforceability Defenses or Actions.

5.5.1.    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensor Patents or Joint Patents (or any corresponding worldwide family members in the Territory) by a Third Party, in each case in the Territory and of which such Party becomes aware.

5.5.2.    Licensor Patents and Joint Patents. Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensor Patents and Joint Patents at its own expense in the Territory. Licensor may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Licensee shall retain control of the defense in such claim, suit, or proceeding. If Licensee elects not to defend or control the defense of any Licensor Patents and Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Licensor may conduct and control the defense of any such claim, suit, or proceeding of the Licensor Patents and Joint Patents at its own expense.

5.5.3.    Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 5.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 5.5, each Party shall consult with the other as to the strategy for the defense of the Licensor Patents and Joint Patents.

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5.6.    Inventor’s Remuneration. Licensee shall be solely responsible for any remuneration that may be due Licensee’s inventors under any applicable inventor remuneration laws. Licensor shall be solely responsible for any remuneration that may be due Licensor’s inventors under any applicable inventor remuneration laws.

ARTICLE 6

PHARMACOVIGILANCE

6.1.    Safety Database. A transfer of the global safety database (in Licensor’s standard format) from Licensor to Licensee will be initiated within [***] calendar days following the Effective Date. Other than with respect to such transfer of the global safety database (to the extent required), Licensor shall have no ongoing pharmacovigilance obligations. Licensee shall assume all pharmacovigilance activities and obligations for the Licensed Compound and Licensed Products as of the Effective Date.

ARTICLE 7

CONFIDENTIALITY AND NON-DISCLOSURE

7.1.    Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not include any information that:

7.1.1.    has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.1.2.    has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3.    is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

7.1.4.    has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

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7.2.    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

7.2.1.    in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least ten (10) days’ prior notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

7.2.2.    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.2.3.    made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.2.4.    made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 7; or

7.2.5.    made by the receiving Party or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or acquirers or other Third Parties as may be necessary or useful in connection with the Exploitation of a Licensed Compound, the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or to potential or actual investors or acquirers as may be necessary or useful in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 7.

7.3.    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

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7.4.    Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

7.5.    Publications. Notwithstanding the rights granted to Licensee pursuant to Section 2.1, Licensor may submit all clinical trial results information to clinicaltrials.gov or EudraCT (European Union Drug Regulating Authorities Clinical Trials Database) or any similar database or Regulatory Authority required by Applicable Law with respect to a clinical trial entitled [***], and such submissions shall not be deemed Disclosures and will not subject to the requirements that follow in the remainder of this Section 7.5. Licensee shall have the right to review and approve any paper, abstract, materials for oral presentation or other disclosure (collectively, a “Disclosure”) proposed for publication by Licensor, including any Disclosure, that contains clinical data or pertains to results of clinical studies, or other studies with respect to the Licensed Compound or Licensed Products, that includes Confidential Information of Licensee or Licensor Know-How. Before any such Disclosure is submitted for publication or an oral presentation is made, Licensor shall deliver a then-current copy of the Disclosure to Licensee at least thirty (30) days prior to submitting the Disclosure to a publisher or making the presentation. Licensee shall review any such Disclosure and give its comments to Licensor within twenty (20) days of the delivery of such paper to Licensee. With respect to oral presentation materials and abstracts, Licensee shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensor with appropriate comments, if any, but in no event later than twenty (20) days from the date of delivery to Licensee. Failure to respond within such twenty (20) days shall be deemed approval to publish or present. If approval is not given or deemed given, Licensor may refer the matter to the Senior Officers or their delegates for resolution together with the reasons for withholding approval. Notwithstanding the foregoing, Licensor shall comply with Licensee’s request to delete references to its Confidential Information or Licensor Know-How in any such Disclosure and will withhold publication of any such Disclosure or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain Patent protection if the Parties deem it necessary. Any Disclosure shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Licensee shall be permitted to make Disclosures regarding Licensed Compound or Licensed Product at its discretion but shall submit any such Disclosure that contains Licensor Confidential Information or Licensor Know-How to Licensor at least thirty (30) days prior to submitting the Disclosure to a publisher or making the presentation. Licensor shall review any such Disclosure and give its comments to Licensee within ten (10) days of the delivery of such paper to Licensor. With respect to oral presentation materials and abstracts, Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than ten (10) days from the date of delivery to Licensor. Failure to respond within such ten (10) days shall be deemed approval to publish or present. Licensee shall consider Licensor’s comments in good faith and will withhold publication of any such Disclosure or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain Patent protection if the Parties deem it necessary. Notwithstanding the foregoing, Licensee shall comply with Licensor’s request to delete references to its Confidential Information or Licensor Know-How in any such Disclosure. Subject to this Section 7.5, Licensee shall have the right, but not the obligation, to publish data and results from a clinical trial entitled [***].

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7.6.    [omitted].

7.7.    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

7.8.    Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the applicable periods set forth in this ARTICLE 7 regardless of the termination or expiration of this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1.    Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

8.1.1.    Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2.    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3.    Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4.    No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.2.    Additional Representations and Warranties of Licensor. Licensor further represents and warrants to Licensee, as of the Effective Date, and covenants, as follows:

8.2.1.    Licensor or one of its Affiliates Controls the Licensor Patents and Licensor Know-How and has the right to grant the licenses specified herein.

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8.2.2.    To Licensor’s best knowledge, Licensor has not received any written claim or demand alleging that the Licensor Patents are invalid or unenforceable or that the Licensor Know-How has been misappropriated.

8.2.3.     To Licensor’s best knowledge, Licensor has not received any written notice of any pending or threatened action, suit, proceeding or claim by any Third Party asserting or alleging that Exploitation of the Licensed Compound by Licensor is infringing or has infringed, or otherwise is violating or has violated, any patents, trade secret or other proprietary right of any Third Party..

8.2.4.    Licensor will not grant during the Term, rights to any Third Party under the Licensor Patents or Licensor Know-How that conflict with the rights granted to Licensee hereunder.

8.2.5.    [omitted].

8.2.6.    Licensor, and to Licensor’s knowledge, each counterparty thereto, is not in breach or default in the performance of its obligations under any of the Existing Third Party Agreements in a manner that would adversely affect Licensee’s rights hereunder. Licensor has not received any notice from any Third Party of any breach, default or non-compliance of Licensor under the terms of any of the Existing Third Party Agreements that would adversely affect Licensee’s rights hereunder.

8.2.7.    the Licensor Patents set forth in Schedule 1.61 constitute all Patents that have not been abandoned or expired and that are Controlled by Licensor that, in Licensor’s reasonable determination, are necessary for, the Development, Manufacture, or Commercialization of the Licensed Compound.

8.3.    Additional Representations and Warranties of Licensee. Licensee further represents and warrants to Licensor, as of the Effective Date, and covenants, as follows:

8.3.1.    Licensee (a) has conducted its own investigation and analysis of (i) the Patents and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compound and Licensed Products and (ii) the potential infringement thereof, (b) understands the complexity and uncertainties associated with possible claims of infringement of Patent or other proprietary rights of Third Parties, particularly those relating to pharmaceutical products, and (c) acknowledges and agrees that it is solely responsible for the risks of such claims. Licensee acknowledges and agrees that it has received access to the information relating to the Licensor Patents, Licensor Know-How, Licensed Compound and Licensed Products that Licensee deemed necessary to conduct and complete its due diligence related to the transactions contemplated by this Agreement, and Licensee warrants that it has diligently reviewed all such information. Licensee has no knowledge of any breach of any representation or warranty of Licensor made hereunder, including pursuant to Section 8.1 and Section 8.2.

8.3.2.    Licensee and its Affiliates (a) are solvent, (b) currently have sufficient financial resources to conduct its business in the ordinary course, meet all of its debts and financial obligations, and have no reasonable basis on which to expect that its operations may be impaired by financial instability or insolvency except for those impairments that are normally associated with a business at a similar stage of Licensee, and (c) shall take no actions during the Term of this Agreement that would materially impair its financial ability to meet its obligations hereunder, including but not limited to payments to shareholders in the form of dividends, equity redemptions or otherwise.

8.3.3.    Licensee and its Affiliates have not ever been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not use in any capacity, in connection with the obligations to

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be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual. Licensee further covenants that if, during the Term, it or its Affiliates become a Debarred Entity, Excluded Entity or Convicted Entity, or listed on the FDA’s Disqualified/Restricted List or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, or added to the FDA’s Disqualified/Restricted List, Licensee shall immediately notify Licensor and Licensor shall have the option, at its sole discretion, to either: (a) prohibit such Person from performing work under this Agreement, or (b) subject to the notice and cure provisions of Section 10.3, terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

a)    A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

b)    A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

c)    An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

d)    A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

e)    “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA.

8.3.4.    Sanctioned Party Prohibition. The Parties acknowledge and agree that (a) governmental authorities, including the U.S. federal government prohibits trade with certain sanctioned or blocked parties and publishes and maintains lists of Persons with whom trade is prohibited (each such governmental authority’s list, a “Sanctioned Party List”). Licensee represents and warrants that it (i) is not on any Sanctioned Party List maintained by any governmental authority, (ii) has no reason to believe it will be placed on any Sanctioned Party List, and (iii) will not deal with, conduct any business with or otherwise transact in any manner related to the rights and obligations contained in this Agreement with any Person on any global Sanctioned Party List.

8.4.    DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS

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EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE “AS IS, WHERE IS” WITH ALL FAULTS. ANY INFORMATION PROVIDED BY LICENSOR OR ITS AFFILIATES TO LICENSEE IS OR HAS BEEN MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSSES IN EXCESS OF THE UPFRONT PAYMENT SET FORTH IN SECTION 4.1 FOR ANY BREACH OF ITS REPRESENTATIONS OR WARRANTIES HEREUNDER; PROVIDED, FOR CLARITY, THE FOREGOING SHALL NOT LIMIT THE AMOUNT REIMBURSABLE BY LICENSOR FOR A BREACH BY LICENSOR OF SECTION 4.4.7.

8.5.    Covenants of Licensor. Licensor covenants to Licensee that: (a) Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under any Existing Third-Party Agreement to which Licensor is a party, where the failure to do so would adversely affect Licensee’s rights under this Agreement; (b) Licensor shall not amend or waive or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Existing Third-Party Agreement to which Licensor is a party in any manner that adversely affects, or would reasonably be expected to adversely affect, Licensee’s rights and benefits under this Agreement; and (c) Licensor shall promptly notify Licensee of any default under, termination or amendment of, any Existing Third-Party Agreement that would adversely affect Licensee’s rights hereunder.

ARTICLE 9

INDEMNITY

9.1.    Indemnification of Licensor. Licensee shall indemnify Licensor, its Affiliates and its and their respective directors, officers, employees, and agents (the “Licensor Indemnified Parties”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnified Parties arising from or occurring as a result of: (a) the breach by Licensee of this Agreement, (b) the negligence, reckless conduct or willful misconduct on the part of Licensee or its Affiliates or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (c) the Exploitation by Licensee or any of its Affiliates or Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compound in the Territory, including use of the inventory transferred to Licensee pursuant to Section 3.5.1, except for those Losses for which Licensor, in whole or in part, has an obligation to indemnify Licensee pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2.    Indemnification of Licensee. Licensor shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees, and agents (the “Licensee Indemnified Parties ”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Licensee Indemnified Parties arising from or occurring as a result of: (a) the breach by Licensor of this Agreement, or (b) the negligence, reckless conduct or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement, except for those Losses for which Licensee, in whole or in part, has an obligation to indemnify Licensor pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3.    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement

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(the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 9, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.4.    Control of Defense.

9.4.1.    In General. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice provided that the Indemnifying Party has agreed to be fully responsible for all Losses relating to such claims. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless such expenses were specifically requested in writing by the indemnifying Party.

9.4.2.    Right to Participate in Defense. Without limiting Section 9.4.1, any Indemnified Party shall be entitled to participate in, but, subject to Section 9.4.1, not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

9.4.3.    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that do not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

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9.4.4.    Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

9.4.5.    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5.    Special, Indirect, and Other Losses. EXCEPT FOR (I) WILLFUL MISCONDUCT, AND (II) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, AND EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, FOR CLARIFICATION, NOTHING IN THIS SECTION 9.5 SHALL PRECLUDE LICENSOR FROM SEEKING TO RECOVER LOST ROYALTIES AS A RESULT OF LICENSEE’S BREACH OF ITS OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS TO DEVELOP AND COMMERCIALIZE AT LEAST ONE LICENSED PRODUCT IN THE TERRITORY.

9.6.    Insurance. Licensee shall obtain and carry in full force and effect the minimum insurance requirements set forth herein. Such insurance (a) shall be primary insurance with respect to Licensee’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by Licensor, (c) shall list Licensor and its subsidiaries, affiliates, directors, officers, employees and agents as an additional insured thereunder, and (d) shall require thirty (30) days’ written notice to be given to Licensor prior to any cancellation, non-renewal or material change thereof.

9.6.1.    Types and Minimum Limits. The types of insurance, and minimum limits shall be:

a)    Licensee shall at all times maintain in force any Insurance Policy that is required by any Federal, State, National or other such Law, Regulation or Ordinance which may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Law, Regulation or Ordinance.

b)    Insurance which is consistent with normal business practices of companies in the same industry as Licensee and at a similar stage.

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c)    Clinical Trials Insurance effective at least [***] prior to the launch of any human clinical trials with a minimum limit of [***] in the aggregate to be maintained in force throughout the life of any such clinical trials, such insurance to be effected, maintained and documented to Licensor in compliance with this Agreement and in compliance with any and all local requirements in any territory in which such trials are conducted.

d)    Product Liability Insurance effective at least [***] prior to first commercial sale of a Licensed Compound or Licensed Product with a minimum limit of [***] in the aggregate.

9.6.2.    Certificates of Insurance. Within [***] after the Effective Date, Licensee shall provide Licensor with Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of: (a) a period of [***] following termination or expiration of this Agreement in its entirety, or (b) last sale of a Licensed Product.

ARTICLE 10

TERM AND TERMINATION

10.1.    Term.

10.1.1.    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”).

10.1.2.    Effect of Expiration of the Term. Following the expiration of the Term, the grants in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, and irrevocable.

10.2.    Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party fails to cure such breach within [***] days (or [***] days for non-payment obligations) after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party unless such breach is of a nature that [***] days is not adequate time to cure, in which case such Breaching Party shall have such longer period as reasonably required to effect such cure so long as it is demonstrably working to achieve such cure and otherwise in good standing pursuant to this Agreement; provided, that in no event shall such extended cure period exceed [***]days; provided, further, in the event the Breaching Party has initiated a dispute resolution pursuant to Section 11.6, the Non-Breaching Party shall not terminate the Agreement until a final determination that Breaching Party is in material breach of this Agreement. Licensor agrees that Licensee’s termination of (i) employment of any employee and/or (ii) all work for Licensee of any agent who is or becomes a Debarred Individual, Excluded Individual, or a Convicted Individual or is listed on the FDA’s Disqualified/Restricted List shall be considered a cure of any breach of Licensee’s representations, warranties and/or covenants concerning such employee or agent, as set forth in Section 8.3.3. Notwithstanding the foregoing, if the material breach and failure to cure contemplated by this Section 10.2 is with respect to Licensor’s Commercialization diligence obligations under Section 3.4.2, with respect to any Country, Licensor shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such Country; provided, if the material breach is as to a Major Market, then such material breach shall be deemed a material breach as to this Agreement taken as a whole.

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10.3.    Additional Termination by Licensor.

10.3.1.    In the event that Licensee or any of its Affiliates, anywhere in the Territory, challenges, or otherwise participates in any way or aides any Third Party to challenge, in a court or administrative proceeding, any claim in a Licensor Patent (or any corresponding worldwide family member) as invalid, unenforceable or otherwise not patentable , Licensor shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee. In the event that any Sublicensee, anywhere in the Territory, challenges, or otherwise participates in any way to aide any Third Party to challenge, in a court or administrative proceeding, any claim in a Licensor Patent (or any corresponding worldwide family member) as invalid, unenforceable or otherwise not patentable , Licensee shall immediately terminate the sublicense agreement with the applicable Sublicensee in its entirety. If under Applicable Law Licensor cannot terminate this Agreement as provided in Section 10.3.1, or Licensor decides not to terminate this Agreement pursuant to Section 10.3.1, then Licensee shall continue to pay Licensor according to ARTICLE 4 during and after such challenge, unless all claims in all Licensor Patents are found invalid, unenforceable or otherwise not patentable; and if all claims in all Licensor Patents are found invalid, unenforceable or otherwise not patentable, all payment obligations by Licensee under ARTICLE 4 shall be reduced by [***].

10.3.2.    Licensor may terminate this Agreement in its entirety immediately if none of Licensee, its Affiliates or its Sublicensees conducts any material amount of Development or Commercialization of a Licensed Compound or Licensed Product for a consecutive period of [***] during the Term (a “Delay”), effective immediately upon Licensor providing written notice to Licensee, unless the Delay is due to a safety concern, regulatory issue, clinical hold, or injunction, in which case the [***] period will be extended for each day any of the foregoing has caused the Delay.

10.3.3.    Licensee may terminate this Agreement in its entirety, at will, in its sole discretion, at any time, by providing not less than ninety (90) days’ prior written notice to Licensor.

10.4.    Termination for Bankruptcy, Insolvency or Similar Event. In the event that either Party (a) becomes the subject, whether voluntarily or involuntarily, of any bankruptcy, insolvency, receivership or similar proceeding; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property; (d) proposes a written agreement of composition, arrangement, readjustment or extension of its debts; (e) proposes or is a party to any dissolution or liquidation or otherwise ceases to do business or winds up its affairs; (f) admits in writing its inability to meet its obligations as they fall due in the general course; or (g) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then the other Party may terminate this Agreement, in whole or in part and in its sole discretion, effective immediately upon written notice to such other Party.

10.5.    Termination in Entirety. In the event of a termination of this Agreement in its entirety for any reason:

a)    all rights and licenses granted by Licensor hereunder shall immediately terminate,

b)    (1) for termination other than for Licensor’s material breach, Licensee shall, and hereby does effective as of the effective date of termination, grant Licensor an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Licensee Patents and

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Licensee Know-How to Exploit in the Territory any Licensed Compound or Licensed Product and any improvement to any of the foregoing; or (2) for termination due to Licensor’s material breach, Licensee shall negotiate in good faith the terms of an exclusive, royalty-bearing license to the foregoing rights (the “Negotiated Exclusive License”).

c)    Licensee shall, and hereby does effective as of the effective date of termination (subject to negotiation of the Negotiated Exclusive License if terminated for Licensor’s material breach), assign to Licensor all of its right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Compound or Licensed Product then owned by Licensee or any of its Affiliates, and shall cause any and all Sublicensees to assign to Licensor any such Regulatory Documentation then owned by such Sublicensees;

d)    Licensee shall, and hereby does effective as of the effective date of termination (subject to negotiation of the Negotiated Exclusive License if terminated for Licensor’s material breach), grant Licensor an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Licensee or any of its Affiliates or Sublicensees that are not assigned to Licensor pursuant to clause c) above that are necessary or useful for Licensor or any of its Affiliates or Sublicensees to Develop or Commercialize any Licensed Compound or Licensed Product and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement; and

e)    Licensee shall assign to Licensor all right, title, and interest of Licensee in each Product Trademark, provided, in the event of termination for Licensor’s material breach, such assignment shall be subject to the negotiation and execution of a Negotiated Exclusive License.

f)    With respect to sublicenses granted by Licensee to Third Parties, Licensor shall within sixty (60) days of the date of termination of this Agreement (the “Termination Date”) either: (i) if the sublicense is consistent with this Agreement, in the reasonable judgment of Licensor, notify the Sublicensee of Licensor’s intent to accept direct assignment of the applicable sublicense and accept such assignment in writing, effective as of the Termination Date, or (ii) grant a direct license to the Sublicensee, effective as of the Termination Date, on terms that are substantially equivalent to the terms of this Agreement with respect to the sublicensed rights (in which case, the sublicense shall be deemed to terminate on the Termination Date); provided, in each case, that (1) the Sublicensee is not in breach of the applicable sublicense and has not taken any action that would constitute a breach of this Agreement, (2) Sublicensee cures within sixty (60) days of the Termination Date any material breach by Licensee relating to the sublicensed rights and for which it has the ability to cure pursuant to those sublicensed rights, and (3) Sublicensee accepts economic terms that are no less than what Licensor would have received directly from Licensee under this Agreement with respect to the sublicensed rights and, in the event of Licensor opts to accept assignment of the sublicense, Sublicensee agrees to an appropriate amendment to the sublicense with respect to such economics terms.

10.6.    Transition Assistance. In the event of a termination of this Agreement in its entirety for any reason (except Licensor’s material breach in which case the provisions below shall be subject to execution of the Negotiated Exclusive License), Licensee shall:

a)    where permitted by Applicable Law transfer to Licensor all of its right, title, and interest in all Regulatory Documentation assigned to Licensor pursuant to Section 10.5.b);

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b)     notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (a) above;

c)    unless expressly prohibited by any Regulatory Authority, at Licensor’s written request, transfer control to Licensor of all clinical studies being conducted by Licensee as of the effective date of termination and continue to conduct such clinical studies, at Licensee’s cost, for up to [***]months, or such shorter period of time which the parties may reasonably agree is sufficient for purposes of patient safety, to enable such transfer to be completed without interruption of any such clinical study; provided that (A) Licensor shall not have any obligation to continue any clinical study unless required by Applicable Law, and (B) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such clinical study to completion, at Licensee’s cost;

d)    at Licensor’s written request, assign (or cause its Affiliates to assign) to Licensor any or all agreements with any Third Party with respect to the conduct of pre-clinical development activities or clinical studies for the Licensed Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Licensee shall cooperate with Licensor in reasonable respects to secure the consent of the applicable Third Party to such assignment;

e)    at Licensor’s written request, Licensee shall supply to Licensor all of Licensor’s reasonable requirements of the Licensed Compound and Licensed Products until the earlier of (A) such time as Licensor has established an alternate, validated source of supply for the Licensed Compound and Licensed Products, and Licensor is receiving supply from such alternative source and (B) the date that is [***] months following the effective date of the termination of this Agreement. The cost to Licensor for such supply shall be at Licensee’s actual cost to Manufacture such Licensed Compound and Licensed Products;

f)    at Licensee’s expense, to the extent applicable, Licensee will within [***] days of Licensor’s written request, (i) diligently conduct a Know-How transfer to Licensor, including all relevant Know-How and data, included in the license set forth in Section 10.5.b), and (ii) provide other reasonable assistance necessary to permit Licensor to Develop, Manufacture or Commercialize such Licensed Products; and

g)    Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Licensor may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Licensor its rights under, this Section 10.6 and Section 10.5.

10.7.    Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.8.    Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Section 3.3.1, Section 4.5 through 4.11, Section 5.1, Section 10.5 through 10.8, Section 11.5, ARTICLE 7 (other than Section 7.5 and 7.6), and ARTICLE 9 (other than Section 9.6).of this Agreement shall survive the termination or expiration of this Agreement for any reason.

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ARTICLE 11

MISCELLANEOUS

11.1.    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, in the event that Licensee is the non-performing Party and the suspension of performance continues for one hundred and eighty (180) days after the date of the occurrence, Licensor shall have the right to terminate this Agreement pursuant to Section 10.2 as if Licensee had committed a material breach, except that in such event no cure period shall apply and Licensor shall have the right to effect such termination upon written notice to Licensee, in its sole discretion.

11.2.    Export Control. The Parties acknowledge that certain products, technology, technical data and software (including certain services and training) and certain transactions may be subject to export controls and/or sanctions under Applicable Law (including the Export Administration Regulations, 15 C.F.R. §§730-774, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, and sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury). Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.3.    Assignment. Without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed. Licensee shall not sell, transfer, assign, delegate, pledge, or otherwise dispose of, (except to Sublicensees as permitted by Section 2.3.1) whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder to any Third Party that is not an Affiliate of Licensee; provided, however, that no such consent shall be required in connection with a change in control of Licensee. With respect to an assignment to an Affiliate, Licensee shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Licensor shall have the right to sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement, in whole or part, including its rights to receive royalty payments, without obtaining Licensee’s consent. Any attempted assignment or delegation in violation of this Section 11.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Licensee, as the case may be. The permitted assignee or permitted transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Licensor, and the obligations of Licensor, including the payment obligations, shall run in favor of any such successor or permitted assignee of Licensor’ benefits under this Agreement.

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11.4.    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

11.5.    Governing Law, Jurisdiction and Service.

11.5.1.    Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning the construction or effect of patent applications and patents shall be determined in accordance with the laws of the Country in which the particular patent application or patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.5.2.    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.7.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

11.6.    Dispute Resolution. Except as provided in Section 4.12, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 11.6.

11.6.1.    General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers or their delegate and reduced to writing shall be conclusive and binding on the Parties. If the Senior Officers or their delegates are not able to agree on the resolution of any such issue within [***] days after such issue was first referred to them, then either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 11.6.2 for purposes of having the matter settled.

11.6.2.    ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 11.6.2.

11.6.3.    Adverse Ruling. Any determination pursuant to this Section 11.6 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

11.6.4.    Interim Relief and Tolling. Notwithstanding anything herein to the contrary, nothing in this Section 11.6 shall preclude either Party from seeking interim or provisional relief,

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including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in Section 11.6.2, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

11.7.    Notices.

11.7.1.    Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (i) delivered by hand, (ii) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.7.2 or (iii) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.7.1. Such Notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 11.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.7.2.    Address for Notice.

If to Licensee, to:

Chinook Therapeutics

210-887 Great Northern Way

Vancouver BC Canada

V5T 4T5

Attention: Chief Business Officer

If to Licensor, to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, IL 60064Attention: Vice Chairman, External Affairs,

Chief Legal Officer and Corporate Secretary

Facsimile: (847) 935-3294

11.8.    Entire Agreement; Amendments. This Agreement and Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.9.    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

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11.10.    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11.    No Benefit to Third Parties. Except as provided in ARTICLE 9, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.12.    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13.    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.14.    Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

11.15.    References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

11.16.    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

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[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

LICENSOR	LICENSEE
ABBVIE IRELAND UNLIMITED COMPANY By: /s/ Roopal Thakkar Name: Roopal Thakkar Title: Director	CHINOOK THERAPEUTICS U.S., INC. By: /s/ Eric Dobmeier Name: Eric Dobmeier Title: President and Chief Executive Officer

SIGNATURE PAGE TO LICENSE AGREEMENT

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